Exhibit 99.1

Calavo Growers Announces Changes to its Board of Directors

Adriana G. Mendizabal to Join as Independent Director;

Scott Van Der Kar to Step Down

SANTA PAULA, Calif., Nov. 17, 2021—Calavo Growers, Inc. (Nasdaq-GS: CVGW) (“Calavo” “Company”), a global avocado-industry leader and provider of value-added fresh food, today announced the appointment of Adriana G. Mendizabal to its Board of Directors, effective December 1, 2021.

Mendizabal has a career spanning more than 30 years leading successful business turnarounds and transformations and igniting new businesses to achieve sustainable growth. She is Group President for Stanley Black & Decker Latin America, a role she has held since 2019. Prior to her current position, Mendizabal was with Nature’s Sunshine Products from 2012 to 2019 where she was Business Unit President and Global Chief Marketing & Innovations Officer. Prior to that she held roles at Visa USA, Herbalife, Johnson & Johnson, Kodak, PepsiCo-Mexico and Procter & Gamble. She was named one of Mexico’s Top 10 most powerful women in business by CNN’s Expansion Business Magazine.

Mendizabal has served as an independent director and member of the audit committee for the Bank of New York Mellon’s Mexico subsidiary from 2008 to 2015. She currently is an executive member of the Latino Corporate Directors Association. A graduate of Tecnologico de Estudio Superiores de Monterrey-UEM, she holds a bachelor’s degree in marketing and business.

“Calavo is extremely fortunate to have someone of Adriana Mendizabal’s caliber and experience join our board of directors,” said Steven Hollister, interim Chief Executive Officer of Calavo Growers. “Her track record as a leader who drives shareholder value will make her an integral member of our board and a valued advisor to our leadership team.”

The company also announced that long-time director Scott Van Der Kar has decided to retire from the board effective Jan. 3, 2022.

“Scott has been a key member of our board, and we appreciate his many contributions that have guided Calavo over the years. On behalf of the entire board, I want to thank Scott for his 27 years of service and counsel.”

Following these changes, Calavo’s Board will comprise 11 directors, seven of whom qualify as independent directors under the independence standards of The Nasdaq Stock Market.

About Calavo Growers, Inc.

Calavo Growers, Inc. is a global avocado-industry leader and provider of value-added fresh food serving retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide. The Company’s Fresh segment procures and markets fresh avocados and select other fresh produce, including tomatoes and papayas. The Renaissance Food Group (RFG) segment creates, markets and distributes a portfolio of healthy fresh foods, including fresh-cut fruit, fresh-cut vegetables and prepared foods. The Foods segment manufactures and distributes guacamole and salsa. Founded in 1924, Calavo’s fresh food products are sold under the respected Calavo brand name as well as Garden Highway, Chef Essentials and several private label and store brands.

Contact: Financial Profiles, Inc.
Julie Kegley, Senior Vice President
(310) 622-8246
calavo@finprofiles.com